David Lubin & Associates, PLLC
5 North Village Avenue, 2nd Floor
Rockville Center, NY 11570
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

 March 25, 2010

NuGen Holdings, Inc
44645 Guilford Drive, Suite 201
Ashburn, VA 20147
Attention: Alan Pritzker

           Re:           Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as counsel to NuGen Holdings, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 25,351,513 shares of common stock held by selling security holders (the “Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based on our examination mentioned above, we are of the opinion that the currently issued and outstanding Shares are legally and validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC
DAVID LUBIN & ASSOCIATES, PLLC